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                                                                    EXHIBIT 10.1


                                                               CONTRACT #I050001


                            RESIN PURCHASE AGREEMENT


This Agreement made this 29th day of March , 2005, and between AOC, LLC, with offices at 950 Highway 57 East, Collierville, TN 38017 ("Seller") and INSITUFORM TECHNOLOGIES, INC., with offices at 702 Spirit 40 Park Drive, Chesterfield, MO 63005 ("Buyer").

                               W I T N E S S E T H

WHEREAS, Seller is willing to manufacture, sell and deliver to Buyer certain unsaturated polyester resins, certain vinyl ester resins and other resins as may be agreed in writing between the parties from time to time which Buyer qualifies for use in Buyer's manufacturing process ("Products"), the current product list for which is set forth in Exhibit A hereto, which is incorporated herein by this reference; and

WHEREAS, Buyer desires to purchase Products on the terms set forth herein;

NOW, THEREFORE, Seller and Buyer agree:

1.       TERM;  CONTRACT YEAR

         1.1 This Agreement shall be effective as of March 29, 2005 ("Effective Date"), shall continue in full force and effect through and including December 31, 2007 (the "Initial Term"), and shall thereafter continue Contract Year to Contract Year thereafter until cancelled by either party upon the giving of at least one hundred eighty (180) days written notice, such cancellation to be effective only at the end of the Initial Term or at the end of any Contract Year thereafter.

         1.2 Contract Year. For purposes of this Agreement, the initial Contract Year shall commence on the Effective Date and end on December 31, 2005, and thereafter shall on January 1 commence for each succeeding twelve (12) month period during the term of this Agreement. A partial Contract Year shall contain less than twelve (12) months.

2.       QUALIFICATION; QUANTITIES

         2.1 Qualification. After the Effective Date, Buyer shall establish that each new product to be sold hereunder meets Buyer's performance criteria and when Buyer has so qualified each such product, Buyer shall notify Seller in writing of such qualification and such product shall be added to Exhibit A and such product shall then become a Product under this Agreement at such time as the parties reach agreement on the initial price therefor. If, during the term of this Agreement, Buyer determines that Buyer's product performance criteria have changed, Buyer shall advise Seller and provide Seller a reasonable opportunity to provide product which will meet the changed criteria, and if Seller is able to produce product which meets such performance criteria, and if the parties can then agree upon a price for such product, such product shall be added to in Exhibit A in the form of an amendment to this Agreement and such product shall become a Product hereunder. To enable Buyer to establish whether any of Seller's products proposed to be sold



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hereunder meet Buyer's performance criteria, Seller at such time or times as
Buyer may request, shall supply, at no cost to Buyer, a reasonable amount of such product, not to exceed a total of three (3) fifty-five gallon drums.

         2.2 Quantities. Subject to the terms and conditions herein set forth, Seller agrees to sell and deliver, and Buyer agrees to purchase and accept during each Contract Year during the term hereof, for internal consumption and not for resale, a minimum of [REDACTED]. Buyer's purchases of Products from Seller during the 2005 calendar year but prior to the Effective Date shall count toward Buyer's purchase requirements for the initial Contract Year.

3. BUYER'S CUSTOMER SPECIFICATIONS; PRODUCT SPECIFICATIONS; EXCLUSIVITY; PRODUCT SAMPLES; QUALITY AUDIT.

         3.1 Buyer's Customer Specifications. If any customer of Buyer specifies or demands use of a resin which is not qualified as a Product hereunder, Buyer will use reasonable efforts to source a resin from Seller which meets said customer's specifications, it being understood and agreed, however, that Buyer shall not be required to purchase such resin from Seller hereunder.

         3.2 Product Specifications. The Products shall meet the specifications provided to Seller in the product specification book provided by Buyer to Seller or any revised specifications to which the parties agree in writing (hereinafter "Product Specifications") as well as conform to the Statistical Process Control Analysis criteria set forth in Exhibit B ("SPCA"). On a quarterly basis, unless otherwise agreed, Seller shall deliver to Buyer the SPCA for Product from each facility of Seller for which Product is shipped hereunder.

         3.3 Exclusivity. Seller shall not sell the Products to any purchaser other than Buyer or third parties designated by Buyer (each a "Third Party Designee"), it being expressly understood and agreed that Buyer shall ensure that any such Third Party Designee comply with the terms and conditions which govern Buyer's performance hereunder and Buyer shall guaranty the obligation of each Third Party Designee to pay Seller for its purchases of Product under this Agreement. All Product shipped by Seller shall be in tanks, tankers, totes or drums bearing only those designations specifically required by law or as otherwise agreed between Buyer and Seller and any special names, designations or other markings not otherwise specifically required by law or owned by Seller shall be proprietary to Buyer and shall not be used by Seller on products supplied to third parties other than a Third Party Designee.

         3.4 Product Samples. Seller agrees to take two (2) one-quart samples of each delivery of Product hereunder and, if more than one production batch is used to make a delivery hereunder, then two (2) one-quart samples of each batch in such delivery shall be taken by Seller. Seller shall supply one of the one-quart samples from each delivery or batch to such representative or department of Buyer, as Buyer may in writing advise Seller. Such samples are to be suitably labeled to identify the purchase order release, delivery and invoice number, and Seller shall retain the other one-quart sample for a period of at least ninety (90) days. Buyer may request, from time to time, up to one (1) additional gallon of each shipment of Product to be used as a retained sample when necessitated by circumstances or Buyer's customers or their practices.

         3.5 Quality Audit. Upon at least five (5) business days' prior notice to Seller, Buyer shall have the right at any time and from time to time to perform during normal business hours a quality audit at any facility of Seller producing, processing or storing Product. Seller will maintain all ISO 9002-required records, reports, documents and other information pertaining to this Agreement for at least one (1) year after termination or expiration of this Agreement. Buyer may audit, copy and inspect such records at reasonable times. Seller will make the information reasonably required to conduct the audit available on a timely basis


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and assist Buyer and its internal or external auditors as reasonably necessary.
Seller will not be responsible for Buyer's expenses incurred for such an audit.

4.       ESTIMATES; RELEASES; ORDER OF PRECEDENCE

         4.1 Estimates. For planning purposes and not as a requirement to purchase, Buyer shall provide Seller with quarterly estimates of Buyer's requirements ("Estimated Requirements"), by each formulation of Product, by location, by month, for each calendar quarter during the term hereof. The quarterly estimates shall be delivered to Seller at least thirty (30) days prior to the first day of the affected calendar quarter.

         4.2 Releases. Orders for any Product shall be made, at Buyer's discretion, by written or oral releases issued to Seller. The releases shall be submitted by authorized personnel of Buyer in compliance with Seller's standard lead time policy and shall set forth the following: (a) a statement identifying the release to this Agreement and the Product being purchased; (b) the number by which the release shall be identified; (c) the quantity of the particular Products to be delivered; (d) the date of delivery and ultimate destination to which the Product is to be shipped; and (e) if temperature upon delivery to Buyer's site is to vary from the temperature ranges set forth in the Product Specifications, the temperature at which the Product is to be delivered. Buyer shall use commercially reasonable efforts to submit each release to Seller in compliance with Seller's standard lead time policy. As of the Effective Date of this Agreement, the standard lead time is fourteen (14) days. Seller will give at least thirty (30) days written notice of any change in the standard lead time. Seller acknowledges that Buyer will from time to time require deliveries giving less than Seller's standard lead time ("Emergency Deliveries"). Seller will use commercially reasonable efforts to accommodate Buyer's requests for Emergency Deliveries, it being understood and agreed that, effective April 1, 2005: (i) a change in delivery date requested within ten (10) days prior to the originally scheduled delivery date will result in a $.01/lb. charge for each pound of Product affected by such request; (ii) a change in delivery date requested within five (5) days prior to the originally scheduled delivery date will result in a $.02/lb. charge for each pound of Product affected by such request; and (iii) reprocessing of Product by Seller necessitated by Buyer's request for an Emergency Delivery will result in a $.085/lb. charge for each pound of Product affected by such request. In connection with the foregoing, the prices for all Products shall be reduced by $.005/lb., effective April 1, 2005. As pertaining to this Section 4.2, a change will be defined as a modification in the delivery date of Product. Modifications in delivery location up to the time that the Product shipment leaves the Seller's facility will not be considered a change. The Buyer will be responsible for any additional transportation charges for modification in delivery location after the Product shipment leaves the Seller's facility.

         4.3 Order of Precedence. This Agreement shall govern all terms and conditions of the transactions set forth herein; in the event of a conflict between the terms of this Agreement and any of the terms of any release of Buyer or any acknowledgment by Seller of the release, the terms of this Agreement shall control. Any preprinted terms and conditions on any other document delivered between the parties, including without limitation any invoice, release, acknowledgment, bill of materials, loading ticket or other document to which the other party has not consented, shall be deemed superseded and deleted and shall not constitute an addendum to or an amendment of this Agreement.

5.       DELIVERY OBLIGATIONS

In no event shall Seller be required to deliver in any month more than fifty (50%) percent of Buyer's Estimated Requirements for the calendar quarter affected thereby. With each delivery Seller shall deliver a



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certificate of last contained and a Certificate of Analysis ("COA") covering the
Product being delivered, said certificate to be in the form or substantially in the form of Exhibit C hereto.

6. INITIAL PRICE; ADJUSTMENTS TO PRICE; FAVORED NATIONS; BUYER'S AUDIT; SELLER'S AUDIT

         6.1 Initial Price. The initial purchase prices for Products are set forth on Exhibit D hereto which is incorporated herein by this reference. Except as provided in Exhibit D all prices shall be F.O.B. destination, freight prepaid and included.

         6.2 Adjustments to Price. As soon as practicable after the first day of each calendar quarter during the term hereof, Seller shall determine its (a) average standard costs of delivered raw materials purchased and used to produce one (1) pound of each type of the Products ("Raw Material Cost") during the preceding calendar quarter; and (b) Seller's then current cost to deliver full truckloads of Product hereunder. Seller shall adjust the price of the Products on the 15th day of the first month following each calendar quarter during the term of this Agreement if, and to the extent, that (i) Seller's Raw Material Cost for the immediately preceding calendar quarter has changed from Seller's Raw Material Cost during the calendar quarter prior thereto; and (ii) Seller's then current cost to deliver full truckloads of Product hereunder has changed from the immediately preceding calendar quarter. Should Buyer desire to purchase Product in less than full truckload quantities, transportation costs will be adjusted to reflect the cost to deliver a partial load. The cost of the ancillary services will be billed by the delivery provider to, and paid by, Buyer. Changes in price shall be rounded to the nearest $0.001 per pound of Product. All Products shipped after the date of a price change will be billed at the new or changed price ("Adjusted Price"). In the case of a price change, adjustments will not be allowed on Products in transit or in Buyer's inventory. The failure of Seller to notify Buyer of an Adjusted Price shall not be deemed a waiver of Seller's right to adjust the price effective the 15th day of the calendar quarter affected thereby if Seller notifies Buyer of such Adjusted Price within thirty (30) days after the effective date thereof. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to control its Raw Materials Costs in order to minimize any price increases required by this
Section 6.2.

         6.3 Favored Nations. Seller agrees that, if it should at any time during the term of this Agreement, sell product which is essentially equivalent to Product with comparable delivery requirements to any other North American manufacturer of cured in place pipe, Seller will reduce the price of Product sold to Buyer from and after such sale to such other manufacturer to the same price that is offered to such other manufacturer. For the purposes of the calculations contemplated by this Section 6.3, charges to Buyer pursuant to
Section 4.2 above shall be disregarded. To effect an adjustment with respect to sales of Product already paid for by Buyer, Seller shall, at Buyer's option, either pay to Buyer a refund or offset such refund amount against the next invoice issued by Seller to Buyer.

         6.4 Buyer's Audit. Within sixty (60) days after notice by Seller of an adjustment to price, Buyer may request an audit for the purpose of verifying the Adjusted Price. In addition, not more often than once in any twelve (12) month period, Buyer may also request an audit of prices charged by Seller to other North American manufacturers of cured in place pipe to verify Seller's compliance to Section 6.3 above. The parties shall designate an independent auditor to complete each such audit, the cost of which shall be borne by Buyer, subject to the other provisions of this Section 6.4. Seller shall give the auditor access to the books and records of Seller necessary to make a determination of the accuracy of the adjustments or prices charged other customers of Seller. The auditor shall not divulge to any person, firm or corporation Seller's cost of raw materials used to make Product, but merely shall certify the accuracy of an adjustment, nor shall the


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auditor disclose the name of any party in connection with an audit performed to verify Seller's compliance with Section 6.3 above. The decision of the auditor shall be final and binding on the parties. Seller shall debit or credit the account of Buyer in accordance with the decision. If a credit to Buyer's account should be greater than Twenty-five Thousand Dollars ($25,000) in any calendar quarter, the cost of the audit shall be borne by Seller. If Buyer does not elect to have an audit performed with respect to the Adjusted Price or the prices charged to other customers of Seller during any Contract Year, Buyer shall retain the right for a period of twelve (12) months after the end of any such Contract Year to have such an audit performed hereunder for that Contract Year.

         6.5 Seller's Audit. Not more often than once in any twelve (12) month period, Seller may request an audit of Buyer's total aggregate volume purchases of Product, including Third Party Designees, as specified in Section 2.2 for any Contract Year within sixty (60) days of completion of Contract Year. The parties shall designate an independent auditor to complete each such audit, the cost of which shall be borne by Seller. Buyer shall give the auditor access to the books and records of Buyer necessary to make a determination of the accuracy of the total volume of Product purchased from all resin suppliers. The auditor shall not divulge to any person, firm or corporation Buyer's total resin purchases of Product, but merely shall certify the accuracy of total aggregate volume, nor shall the auditor disclose the name of any party in connection with an audit performed to verify Buyer's compliance with Section 2.2 above. The decision of the auditor shall be final and binding on the parties.

7.       TAXES, EXCISES AND OTHER CHARGES

Unless otherwise provided by law, in addition to the price, upon receipt of Seller's invoice and subject to Section 6.4 above, Buyer shall pay to Seller any and all taxes, excise or other charges (other than taxes related to Seller's employees or their compensation and taxes on or measured by Seller's income) Seller may be required to pay to or collect for any government, whether local, state, or federal, and which are based upon or measured by the production, sale, transportation, delivery or use of the Product sold and delivered under such invoice, provided that such taxes are specified by Seller on such invoice.

8.       TERMS OF PAYMENT; PROMPT INVOICING

         8.1. Terms of Payment. Seller shall invoice Buyer for each delivery of Product hereunder. Payment is due forty-five (45) days from the date of Seller's invoice; Seller's invoice shall not be dated earlier than the date of shipment of the Product to which such invoice relates. Should Buyer's financial responsibility become unsatisfactory to Seller based on Seller's reasonable commercial judgment, cash payments or satisfactory security may be required by Seller for prior and future deliveries and for goods theretofore delivered with a 10 day written notice; provided, however, that Buyer's good faith disagreement with an invoice shall not entitle Seller to request such cash payments or security. No forbearance, course of dealing, or prior payment shall affect this right of Seller.

         8.2. Prompt Invoicing. Seller must not (a) invoice Buyer more than one hundred twenty (120) days after Seller is permitted to issue an invoice under this Agreement ("Late Invoices") or (b) initially raise a claim for payment of a previously issued invoice more than three hundred sixty five (365) days after the invoice date ("Late Claims"). Buyer is not obligated to pay Late Invoices or Late Claims and Seller waives all rights and remedies related to Late Invoices and Late Claims. Invoices involving Third Party Designees will not be subject to the Late Invoices provision in this Section 8.2.


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9.       TITLE AND RISK OF LOSS

Title to, and risk of loss of, Product delivered hereunder shall pass at delivery to the site designated by Buyer if Product is not rejected by Buyer.

10.      LIMITED WARRANTY

Seller warrants only that (i) Product manufactured exclusively from raw materials purchased by Seller, when delivered to Buyer, conforms to the Product Specifications at the time of delivery; (ii) the COA and SPCA for each delivery of Product hereunder accurately reflect the composition of the Product being delivered; and (iii) the Product is free and clear of liens and encumbrances, and is not subject to rightful patent infringement claims by any third party as to the Product itself.

NO OTHER WARRANTY, WHETHER EXPRESS OR ARISING BY OPERATION OF LAW, OR FROM ANY COURSE OF DEALING OR TRADE USE, OR OTHERWISE IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND CORRESPONDENCE WITH DESCRIPTION (OTHER THAN PRODUCT SPECIFICATIONS) WILL EXIST IN CONNECTION WITH THE SALE BY SELLER OR USE BY BUYER OF PRODUCT.

11.      EXCLUSIVE REMEDY; LIMITATION OF LIABILITY

         11.1 Exclusive Remedy for Breach of Warranty. If Seller breaches any warranty set forth in clause (i) or clause (ii) of Section 10, Buyer's sole and exclusive remedy for such breach shall be the replacement of the affected Product and delivery of conforming Product, at Seller's sole expense.

         11.2 Limitation of Liability.

                  (a) Except as expressly provided in this Agreement, in no event shall either party be liable under contract, tort (including, but not limited to, negligence), indemnity, product liability, strict liability or otherwise, to the other party for incidental, consequential, indirect or special damages of any kind or for lost profits arising out of or relating to this Agreement or the breach thereof, whether or not the party was advised of the possibility of such damage. The limitations set forth in this Section 11.2(a) shall not apply to damages arising from: (v) a claim for which Seller is obligated to indemnify Buyer under Section 12; (w) a breach of Section 17, relating to confidentiality; (x) death or personal injury caused by negligence;
(y) a party's suspension of performance of its obligations under this Agreement except in the manner expressly permitted by this Agreement; or (z) a party's purported termination of this Agreement except in the manner expressly permitted by this Agreement.

                  (b) The disclaimer and limitations of liability for damages set forth in this Section 11.2 will not be affected if any remedy provided hereunder shall fail of its essential purpose.

                  (c) No statement or recommendation made or assistance given by either party, or its representatives, either oral or in its literature, to the other party, or its representatives, in connection with any Product sold hereunder shall constitute a waiver by either party of any provision hereof or affect such party's liability as herein defined.


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12.      PATENTS AND TRADEMARKS/SELLER'S INDEMNIFICATION OF BUYER

Anything in Section 10 or 11 hereof to the contrary notwithstanding, Seller shall indemnify, defend and save Buyer, its agents, officers, directors, employees, contractors, representatives and insurers harmless from and against any liability (whether strict or otherwise), damages, losses, costs and expenses (including double and treble damages for infringement or misappropriation, attorneys fees and other costs of suit) for claims, actions, demands, suits or judgments based upon an allegation that the Product, as delivered, infringes any patents, trademarks or other third-party intellectual property rights. This indemnification does not extend to (a) any Product manufactured by Seller in accordance with Buyer's instructions; or (b) any use by Buyer of the Product other than in its original form subsequent to delivery.

As soon as practicable after receipt, Buyer shall forward any such claim, action, demand or suit to Seller and permit Seller to defend the claim, action, demand or suit. Buyer shall provide reasonable assistance to Seller in the defense of the claim, action, demand or suit.

In no event shall Seller use, on containers or tanks containing Product or in any advertising or promotional material or catalogue of Seller any logo, trademark or name of Buyer without Buyer's written consent.

These indemnity obligations of Seller shall survive the termination of this Agreement.

13.      EXCUSED PERFORMANCE

Neither party shall be liable for delay or failure to perform in whole or in part, by reason of contingencies beyond the reasonable control of the party affected, whether herein specifically enumerated or not. These contingencies include, among others, act of God, act of war, revolution, riot, acts of public enemies, fire, explosion, breakdown of plant or equipment, lack of capacity to manufacture Product, strike, lockout, labor dispute, casualty or accident, earthquake, flood, cyclone, tornado, hurricane or other windstorm, contingencies interfering with the production, or availability, customary or usual means of transportation of the Product, or of any raw materials of which the Product is a product or which may be used in its manufacture, or by reason of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement or any other act of any governmental authority, local, state or federal, or any other cause whatsoever, whether similar or dissimilar to those enumerated. However, the party so affected shall promptly give notice to the other party whenever such contingency or other act becomes reasonably foreseeable, and shall use its best efforts to overcome the effects of the contingency as promptly as possible, and shall promptly give written notice to the other party of the cessation of such contingency. Neither party, however, shall be required to resolve a strike, lockout or other labor problem in a manner which it alone does not deem proper and advisable.

If Seller, by reason of a contingency referred to above, is unable to supply Products the same as or similar to the Products to all of its customers, including Buyer, and the quantities contracted for, Seller shall, during the continuance of such contingency, allocate its capacity to produce and/or deliver the Products first to buyers, including Buyer and Third Party Designees, having contracts for the delivery of resin products on a ratable basis, and its remaining capacity to produce and/or deliver resin products to its other customers as Seller shall determine. Deliveries omitted due to any excused contingency affecting Seller or Buyer shall, without liability, reduce by an equivalent quantity the Buyer's purchase requirements for such Product for the Contract Year(s) in which such contingency occurred.


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14.      PRODUCT HAZARDS/SAFETY AND HEALTH COMMUNICATIONS

Buyer acknowledges that it is familiar with the Products and has independent knowledge of the risks associated with handling, shipping, using and disposing of Products including, without limitation, those set forth in Seller's Material Safety Data Sheets provided to Buyer. Buyer shall comply with all safety and health related governmental requirements concerning the Products and shall take all reasonable and practicable steps to inform, warn and familiarize its employees, agents, contractors and customers with all hazards associated with the Products, including the handling, shipment, storage, use and disposal thereof.

15.      BUYER'S INDEMNIFICATION OF SELLER

Buyer shall indemnify, defend and hold harmless Seller, its agents, officers, directors, employees, contractors, representatives and insurers from and against any liability (whether strict or otherwise), damages, losses, costs and expenses (including attorneys fees and other costs of suit) for claims, actions, demands, suits or judgments on account of damage to property, or injury, disease or death of persons arising out of or in any way associated with Buyer's loading, unloading, storage, handling, or use of the Products (except to the extent caused by Seller's negligence) the use by any person (including but not limited to Buyer's customers) of product, manufactured in whole or in part, with any Product sold hereunder; any failure by Buyer to disseminate safety and health information as provided in Section 14 of this Agreement; and any use, release or disposal of Product, or any substance or wastes containing Product, after delivery to Buyer.

As soon as practicable after receipt, Seller shall forward any such claim, action, demand or suit to Buyer and permit Buyer to defend the claim, action, demand or suit. Seller shall provide reasonable assistance to Buyer in the defense of the claim, action, demand or suit.

These indemnity obligations of Buyer shall survive the termination of this Agreement.

16.      INSURANCE

         (a) During the term of this Agreement, each party shall maintain:

                           (i) Workers' compensation insurance required by
                  applicable laws and regulations for all of its employees;

                           (ii) Automobile liability insurance against claims
                  for bodily injury, death and property damage, with limits as to bodily injury or death of not less than One Million Dollars ($1,000,000) per person and not less than One Million Dollars ($1,000,000) for all bodily injuries or deaths per accident, and with limits as to property damage of not less than One Million Dollars ($1,000,000);

                           (iii) Comprehensive or commercial (occurrence)
                  general liability insurance (including coverage for contractual liability and products/completed operations) against claims for bodily injury, death and property damage, with limits as to bodily injury or death of not less than One Million Dollars ($1,000,000) each occurrence and One Million Dollars ($1,000,000) general aggregate; and

                           (iv) Umbrella excess liability insurance in an amount
                  not less than One Million Dollars ($1,000,000) per occurrence in excess of (i), (ii) and (iii) above.



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         (b) All insurance policies described in Section 16(a) above shall (i)
provide that no cancellation or change shall be effected without giving the other party at least thirty (30) days' prior written notice; and (ii) be valid and enforceable policies issued by insurers of recognized responsibility with an
A. M. Best rating of "A-" or better. From time to time, upon request, each party shall deliver or cause to be delivered to the other certificates of such insurance as evidence of specified insurance coverage.

         (c) All insurance policies of Seller described in Section 16(a) above shall also provide for a waiver of subrogation against Buyer and its employees and agents, shall name Buyer and its employees and agents as additional parties insured thereunder and shall be primary and noncontributory to any other insurance available to Buyer and its employees and agents.

17.      CONFIDENTIALITY

         (a) For purposes of this Agreement, the term "Confidential Material" shall be defined to mean all information furnished by a party hereto, or any of its agents (collectively, a "Disclosing Party"), to the other party hereto, or any of its agents (collectively, a "Receiving Party"), whether before or after the Effective Date; provided, however, that the term "Confidential Material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure to the Receiving Party; (ii) was known to the Receiving Party as evidenced by its records prior to receipt from the Disclosing Party; (iii) can be shown to have been developed by the Receiving Party independently of disclosure by the Disclosing Party; (iv) was available on a non-confidential basis prior to its disclosure from a source other than the Disclosing Party; or (v) becomes available on a non-confidential basis from a source other than from the Disclosing Party, provided that such source is not bound by a confidentiality agreement with or other obligation of confidentiality to the Disclosing Party. Such information may include, but not be limited to, reports, plans, documents, drawings, machines, writings, samples, models, processes, materials and know-how. If samples are exchanged, they will be used only for the purpose of evaluation and the Receiving Party will not reverse engineer or analyze the samples for composition without the prior written permission of the Disclosing Party. Without limiting the generality of the foregoing, Buyer's Confidential Material shall be deemed to include all Product Specifications.

         (b) The Receiving Party shall, and shall instruct all of its agents, for the period beginning on the Effective Date of this Agreement, during the term of this Agreement, and for five (5) years after the termination of this Agreement, treat all Confidential Material confidentially and not disclose it except in accordance herewith; provided, however, that (x) any Confidential Material may be disclosed to the Receiving Party's agents who (1) need to have access to such information in order to perform the Receiving Party's obligations under this Agreement and (2) are directed to treat such Confidential Material confidentially, and (y) any disclosure of Confidential Material may be made with the prior written consent of the Disclosing Party. Notwithstanding the foregoing or any other provision contained herein, the Receiving Party may not in any manner use any Confidential Material except for such uses as may be specifically agreed upon by the Disclosing Party.

         (c) The parties agree that neither shall disclose to any person the terms of this Agreement, except (i) to the extent required to obtain enforcement of the terms of this Agreement, or (ii) to the extent that in the opinion of counsel disclosure is required to be made under federal, state or foreign law, in which event such disclosure can be made to the extent in the opinion of such counsel it is required by law; provided, however, that in the event that either party proposes to make any disclosure based upon the opinion of its counsel as aforesaid, that party shall advise and consult with the other party prior to such disclosure concerning the information proposed to be disclosed. Seller hereby consents to the disclosure by Buyer of


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this Agreement and the terms thereof (other than the Exhibits to this Agreement)
in its reports filed with the U.S. Securities and Exchange Commission.

         (d) In the event that the Receiving Party is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Party shall provide the Disclosing Party with prompt notice thereof so that the Disclosing Party may seek an appropriate protective order or authorize the Receiving Party to disclose the Confidential Material sought; provided, however, that if in the absence of a protective order or the receipt of authorization hereunder, the Receiving Party is, in the opinion of its counsel, compelled so to disclose Confidential Material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty, or the other censure, such Confidential Material may be so disclosed.

         (e) The parties agree that, upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party all Confidential Material furnished hereunder without retaining a copy or sample thereof, unless, in the opinion of counsel for the Receiving Party, either returning such Confidential Material or failing to retain a copy or sample thereof would violate any applicable federal, state, local or foreign law, in which event such Confidential Material shall be returned, without retaining any copies or samples thereof, as soon as practicable after such counsel advises that the same may be lawfully done.

         (f) In view of the irreparable harm and damage which would be incurred by the Disclosing Party in the event of any violation by the Receiving Party of any of the provisions hereof, the Receiving Party hereby consents and agrees that if there is a violation of any such provision, the Disclosing Party shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining from committing or continuing any such violation.

         (g) No license under any patent now or hereafter obtained is granted, agreed to be granted or implied by this Agreement or the disclosure of the Confidential Material.

18.      COMPLIANCE WITH APPLICABLE LAWS

Seller shall comply with the provisions of applicable federal law, and valid regulations and orders thereunder, to the extent required thereby. Any such provisions which are required to be included herein shall be deemed incorporated herein by reference. Seller agrees to advise Buyer of any specific laws, regulations or orders which apply to the storage, use or transport of the Product of which Seller is aware or any changes in any of the foregoing of which Seller becomes aware.

19.      AUTHORIZATION

Each party represents and warrants to, and covenants with, the other party that:

         (a) such party is duly authorized to enter into this Agreement and to perform its obligations hereunder and possesses all licenses, permits, consents and approvals required from any third party or governmental authority in order to perform its obligations hereunder;

         (b) such party is not bound by any other agreement which shall interfere with such party's full compliance with this Agreement; and


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         (c) such party shall not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

20.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois, U.S.A., as applied to contracts executed in and performed wholly within said state.

21.      NON-WAIVER

A waiver by either party of any breach or failure to enforce any term or condition of this Agreement shall not in any way affect, limit or waive such party's right at any time to enforce strict compliance with that or any other term or condition of this Agreement.

22.      ENTIRE AGREEMENT

This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations, and dealings between the parties hereto with respect to this subject matter, including, but not limited to, the Resin Purchase Agreement dated September 11, 1997 between the parties and any guaranties made by Buyer of any obligations of any Third Party Designees, which guaranties hereby are terminated. No agreement or understanding, oral or written, in any way purporting to modify the terms hereof shall be binding on either party hereto unless contained in a written document expressly described as an amendment to or extension of this Agreement and duly executed by both parties. No course of prior dealings shall contradict, supplement or explain any provision of this Agreement.

23.      SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and shall inure to the benefit of both parties and their respective successors and assigns. Neither party shall assign this Agreement without the written consent of the other; provided, however, that each party may assign this Agreement, without the consent of the other party, to one of the assigning party's affiliates or to the assigning party's successor in interest by merger, reorganization or amalgamation, or for collateral purposes to a lender, financing source or indenture trustee in connection with any financing arrangements entered into by the assigning party.

24.      NOTICES

Any notice, request, demand or other communication given under this Agreement shall be in writing and shall be deemed sufficiently given:

         1. Upon the date received by the intended recipient if delivered by hand, internationally recognized courier or facsimile provided that if delivered by hand or by facsimile (provided that the sender's facsimile machine indicates confirmation of receipt) that a copy is confirmed by deposit in the general mail, first class postage prepaid; or

         2. If the sender so elects, fifteen (15) days after the date deposited in the general mails, certified with return receipt requested, postage prepaid, addressed to the intended recipient, as follows:


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                  - To Seller:      AOC, LLC
                                    950 Highway 57, East
                                    Collierville, Tennessee 38017
                                    Attention:  V.P. Marketing & Sales
                                    Seller's Facsimile:  901-854-1183

                  - To Buyer:       Insituform Technologies, Inc.
                                    702 Spirit 40 Court
                                    Chesterfield, Missouri 63005
                                    Attention:  President
                                    Buyer's Facsimile:  636-530-8701

                                    and

                                    Insituform Technologies, Inc.
                                    702 Spirit 40 Court
                                    Chesterfield, Missouri 63005
                                    Attention:  General Counsel
                                    Buyer's Facsimile:  636-530-8701

                  - To such other address or addresses as either party may
                    hereinafter designate in writing.

25.      CAPTIONS

The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

26.      SEVERABILITY

If any provision in this Agreement is determined by any court having jurisdiction over the parties to be unenforceable, the provision shall be amended to become enforceable or, at the election of the parties, severed from this Agreement, and this Agreement shall otherwise remain in full force and effect for the remaining term.

27.      DEFAULT; REMEDIES FOR DEFAULT; ADDITIONAL TERMINATION RIGHTS.

27.1 Default. A party shall be deemed to have breached this Agreement and thereby be in "Default" under this Agreement only if:

                  (a) the party fails to pay any amount due under this Agreement and fails to cure such breach within ten (10) days after the date of notice of such failure by the non-breaching party (a "Monetary Default"); or

                  (b) if the party commits and continues to commit a substantial breach of a material provision of this Agreement (other than a Monetary Default) and fails to cure such breach within thirty (30) days after the date of notice of such breach by the non-breaching party; provided, however, that: (1) such notice sets forth with reasonable specificity the nature of the breach at issue;
(2) the other party is not a significant contributing cause of such breach or impediment to its remediation; and (3) such breach by its



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nature may be cured within thirty (30) days or if not the Parties shall negotiate in good faith to determine a reasonable alternate breach cure period.

27.2     Remedies for Default.

         (a) If a party is in Default, the other party may seek such damages at law as it may be entitled; provided, however, that (i) the non-breaching party shall not suspend performance of its obligations under this Agreement by reason of such Default except pursuant to the procedure set forth in Section 27.2(b), and (ii) the non-breaching party shall not terminate this Agreement by reason of such Default except pursuant to the procedure set forth in Section 27.2(c).

         (b) If a party is in Default, the non-breaching party shall have the right to suspend performance of its obligations under this Agreement only pursuant to one of the following two procedures:

                  (i) The non-breaching party gives written notice of its intent to suspend performance to the party in Default; and either: (A) the party in Default fails to deliver written notice to the non-breaching party contesting the non-breaching party's assertion that such party is in Default within ten
(10) days after receipt of the non-breaching party's notice, or (B) the party in Default delivers written notice to the non-breaching party contesting the non-breaching party's assertion that such party is in Default, such dispute is then referred to arbitration pursuant to Section 28, and the arbitrator finds that the party alleged to be in Default was in Default; or

                  (ii) The Default arises from an alleged failure by Buyer to pay Seller for Product as required by this Agreement (a "Payment Default"), Seller gives written notice of its intent to suspend performance to Buyer and within ten (10) days after Buyer receives Seller's notice, Buyer fails to (A) deliver written notice to Seller contesting Seller's assertion that Buyer is in Default and specifying the portion of the Payment Default it is contesting and with reasonable specificity the reasons therefore, (B) deposit into an escrow account at a financial institution reasonably satisfactory to both Parties cash in an amount equal to the portion of the Payment Default that is in dispute, (C) pay to Seller that portion of the Payment Default that is not in dispute, and
(D) pay to Seller any other amounts owed to Seller for Product that are past due and are not in dispute. If Buyer complies with clauses (A), (B), (C), and (D), such dispute then shall be referred to arbitration pursuant to Section 28, and Seller shall not be entitled to suspend performance unless the arbitrator finds that Buyer was in Default. During the pendency of such arbitration proceeding, Buyer shall pay Seller for Product in accordance with the terms of this Agreement.

         (c) If a party is in Default, the non-breaching party shall have the right to terminate this Agreement only pursuant to one of the following two procedures:

                  (i) The non-breaching party gives written notice of its intent to terminate this Agreement to the party in Default and either: (A) the party in Default fails to deliver written notice to the non-breaching party contesting the non-breaching party's assertion that such party is in Default within ten
(10) days after receipt of the non-breaching party's notice, or (B) the party in Default delivers written notice to the non-breaching party contesting the non-breaching party's assertion that such party is in Default, such dispute is then referred to arbitration pursuant to Section 28, and the arbitrator finds that the party alleged to be in Default was in Default: or

                  (ii). The Default is a Payment Default, Seller gives written notice of its intent to terminate this Agreement to Buyer and within ten (10) days after Buyer receives Seller's notice, Buyer fails to (A) deliver written notice to Seller contesting Seller's assertion that Buyer is in Default and specifying the


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                                                               CONTRACT #I050001


portion of the Payment Default it is contesting and with reasonable specificity the reasons therefore, (B) deposit into an escrow account at a financial institution reasonably satisfactory to both Parties cash in an amount equal to the portion of the Payment Default that is in dispute, (C) pay to Seller that portion of the Payment Default that is not in dispute, and (D) pay to Seller any other amounts owed to Seller for Product that are past due and are not in dispute. If Buyer complies with clauses (A), (B), (C), and (D), such dispute then shall be referred to arbitration pursuant to Section 28, and Seller shall not be entitled to terminate this Agreement unless the arbitrator finds that Buyer was in Default. During the pendency of such arbitration proceeding, Buyer shall pay Seller for Product in accordance with the terms of this Agreement.

27.3 Additional Termination Rights. This Agreement also may be terminated as follows:


         (a) by either party upon written notice to the other party upon (i) the dissolution or insolvency of the other party, (ii) the filing by such other party of a petition for bankruptcy and/or the appointment of a trustee or receiver in bankruptcy for such other party; and/or (iii) the filing by a third party for the petition for bankruptcy of such other party, which petition is not withdrawn or dismissed within ninety (90) days after it is made; or

         (b) by Buyer upon written notice to Seller if a Change Event occurs with respect to Seller. "Change Event" means the acquisition after the date of this Agreement by any Person or any affiliate of any Person (in any transaction or series of related transactions) of (A) record or beneficial ownership of more than fifty percent (50%) of any class of capital stock or equity interests of Seller or of voting control of Seller; (B) the power to elect, appoint or cause the election or appointment of a majority of the members of the board of directors or other governing body of Seller; and/or (C) all or substantially all of the assets of Seller. For purposes hereof, "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, or entity that directly or indirectly through one or more affiliates competes with Buyer or an affiliate of Buyer in the business of trenchless pipe rehabilitation, repair, maintenance and installation for municipal sewers, water mains and commercial pipes.

28.      ARBITRATION

Any dispute or controversy between the parties arising out of or relating to this Agreement, including without limitation, a dispute or controversy relating to the construction of any provision or the validity or enforceability of any term or condition (including this paragraph) or of the entire Agreement, or any claim that all or any part of this Agreement (including this provision) is void or voidable, shall be submitted to arbitration before a single arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect. The arbitration shall be held in Chicago, Illinois. Each party shall bear its own costs in any such proceeding. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction. To the fullest extent permitted by law, the parties irrevocably submit to the jurisdiction of such forum and waive any objection it may have to either the jurisdiction or venue of such forum. Notwithstanding the parties' agreement to finally resolve all disputes by arbitration, nothing herein shall be construed to waive or restrict either party's right to invoke the jurisdiction of a court to seek temporary and/or preliminary injunctive relief pending the conclusion of the arbitration proceeding. The fact that the parties have agreed that final resolution of their dispute shall be accomplished through arbitration shall not be cited by either party as a defense to any request for such injunctive relief.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


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                                                               CONTRACT #I050001


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


INSITUFORM TECHNOLOGIES, INC.               AOC, LLC


Signature: /s/ Thomas S. Rooney, Jr.        Signature: /s/ John A. Roesle
          ---------------------------                 --------------------------

Printed Name:     Thomas Rooney             Printed Name:  John A. Roesle
              -----------------------                     ----------------------

Title:    President and CEO                 Title:  Vice President
        -----------------------------              -----------------------------

Date:     3-30-05                           Date:   March 24, 2005
      -------------------------------             ------------------------------





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